Exhibit (a)(ii)

HTML-based e-mail version of "For Your Benefit" newsletter

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FOR YOUR BENEFIT - Volume 49 - March 2003

SHAREHOLDERS TO VOTE ON PROPOSED STOCK OPTION EXCHANGE PROGRAM
EDS announced last month it intends to seek approval at its annual meeting of shareholders in April for a voluntary employee stock option exchange program.

> read more (links to full article on the intranet version of For Your Benefit newsletter)


STOCK PURCHASE PLAN ENROLLMENT

As announced at the end of last year, the EDS Employee Stock Purchase Plan now incorporates a quarterly look-back feature that sets the price of the stock purchased through the plan at either the price at the beginning or the end of a calendar quarter, whichever is less. However, this look-back feature also means employees may enroll in the plan only on a quarterly basis.

> read more (links to full article on the intranet version of For Your Benefit newsletter)


401(K) PLAN WORKSHOPS

We all know how important it is to plan ahead for a secure financial future. But saving and investing for the future can be confusing - now more than ever. Where to save? How much to save? Which funds to choose? And how to learn more and make changes?

To help you learn more, EDS is offering Saving and Investing workshops on a trial basis.

> read more (links to full article on the intranet version of For Your Benefit newsletter)


MARCH 31 DEADLINE LOOMS FOR FSA CLAIMS

All 2002 claims submitted for your Flexible Spending Accounts (Health Care and Dependent Care Accounts) must be received no later than March 31, 2003. If you do not file your outstanding claims by this date, any remaining balance in your account(s) will be forfeited.

> read more (links to full article on the intranet version of For Your Benefit newsletter)


2003 U.S. BENEFITS INFORMATION ONLINE

Have a question about your 2003 benefits or need benefits-related information? Refer to the updated U.S. Benefits Web site.

> read more (links to full article on the intranet version of For Your Benefit newsletter)


LOWER YOUR HEALTH CARE COSTS WITH GENERIC DRUGS

Unfortunately, rising health care costs are a very familiar topic to us all. Many companies, both large and small, are looking for ways to control these cost increases, yet still continue to provide quality care and service for their employees. EDS is no exception.

> read more (links to full article on the intranet version of For Your Benefit newsletter)

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YOUR DENTAL BENEFITS ARE NOW ONLINE

MetLife's new MyBenefits Web site provides you an easier way to get personal information on your dental benefits.

> read more (links to full article on the intranet version of For Your Benefit newsletter)


WIN $1,000 CONSERN SCHOLARSHIP

The Wells Fargo ConSern Education Program is offering a scholarship sweepstakes in which recipients will be chosen at random to receive one of 75 $1,000 scholarships.

> read more (links to full article on the intranet version of For Your Benefit newsletter)


EDS CREDIT UNION - A BENEFIT FOR YOU

EDS Credit Union was established 29 years ago to provide a variety of products and services to meet the financial needs of all US EDS employees and their families.

> read more (links to full article on the intranet version of For Your Benefit newsletter)


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About the Newsletter

The purpose of this For Your Benefit newsletter is to keep U.S employees informed about the many benefit plans offered as part of your total compensation at EDS.

If you have any questions or comments about this newsletter, please send an e-mail to the US Benefits Mailbox.